Private Client Group
Merrill Lynch
Merrill Lynch Business Financial Services Inc. 222 North LaSalle Street 17th Floor Chicago, Illinois 60601 312/269-4428 FAX 312/499-3252 Email address: martin_aguilera@ml.com
April 24, 2006

Mr. G. Dennis Key
President
Aspect Systems, Inc.
375 East Elliot Road, Suite 6
Chandler, AZ 85225

Re: PROPOSAL FOR EXTENSION OF EXISTING TERM LOAN

Dear Dennis,

As we have discussed, Term Loan No. 912852522 matured and became immediately due and payable in full on March 1, 2006.

It is MLBFS’ understanding that Aspect Systems, Inc. (“Customer”) requires additional time to secure permanent refinancing for the Term Loan, and is therefore requesting that the obligations due under the aforementioned facility be restructured so as to allow for the repayment of said debt over an additional period of time.

Therefore, MLBFS is willing to consider extending the maturity date of the existing Term Loan upon substantially the following terms:

•	New Maturity Date: October 2, 2006.

•
Repayment: Five monthly installments of principal and interest, with the first four such installments each in an amount equal to the sum of: (i) accrued interest at the Interest Rate, and (ii) $24, 957.95, and the fifth installment payment shall be a balloon payment in an amount equal to the then unpaid principal of and interest and other expenses owed under the Term Loan. The first payment shall be due on June 1, 2006 and the subsequent payments shall each be due on the first business day of each calendar month. The fifth and final installment payment shall be due on October 2, 2006. There shall be a five-day grace period for each monthly payment, except for the final installment payment, which shall not have a grace period.

•	Interest Rate: Variable at a per annum rate equal to the sum of 4.00% plus the “Prime Rate” (as published in The Wall Street Journal), based upon actual delays elapsed over a 360-day year.

•
Default Interest Rate. The “Default Interest Rate” shall mean a rate equal to the sum of (a) the Interest Rate (as defined above), plus (b) four percent (4%) per annum, and MLBFS shall be entitled to increase the Interest Rate to the “Default Interest Rate” if any Event of Default occurs under the Loan Documents.

•	Prepayment: At any time in whole or in part without premium or penalty.

•	Term Loan Extension Fee: $4,489.58.

•	Collateral: The obligations of Customer shall be secured by all of the following:

a.	A First lien on all business assets of Customer, now owned or hereafter acquired.

b.	A First lien on all business assets of DND Technologies, Inc., now owned or hereafter acquired.

c.	A First lien on all business assets of ASI Team, now owned or hereafter acquired.

•	Guarantors: Doug Dixon, ASI Team and DND Technologies, Inc.

•
Term Loan Indebtedness. Obligors acknowledge that the total sum owed to MLBFS, as of the close of business on April 23, 2006 is (a) $758,338.74 consisting of $668,049.50 in principal, $10,124.85 in accrued interest and unpaid interest, $9,349.53 in unpaid late fees, $70,626.84 in unpaid legal expenses and attorney’s fees (as of December 31, 2005), $188.02 in unpaid expenses and cots, $0.00 in unpaid appraisal/audit expenses, plus (b) additional interest that has accrued or will accrue after April 23, 2006, and (c) all costs and attorneys’ fees incurred by MLBFS in connection with its efforts to collect the amounts owed by Obligors under the Loan Documents (collectively the “Debt”). Obligors further acknowledge and agree that the Debt remains outstanding and unpaid, is due and payable in full without offset, deduction or counterclaim of any kind, and is subject to increase or adjustment as a result of any interest, fees and other charges of any kind, including, without limitation, attorneys’ fees and costs of collection.

•	New Covenants: The Loan Documents evidencing the existing Term Loan will be modified to include the following new or revised covenants:

Perfection of Security Interest in Depository Accounts. Customer agrees and understands that it shall furnish or cause to be furnished to MLBFS: (i) Financial Assets Security Agreement (the “FASA”) and (ii) Deposit Account Control Agreement, giving MLBFS a first position security lien on any depository account held in the name of the Customer that are held outside of MLPF&S, including but limited to JP Morgan Chase Bank, N.A. commercial checking account No. 000-000-023-956-267 and Bank of America, N.A. checking account No. 0047-7456-8780. Both JP Morgan Chase Bank, N.A. and Bank of America, N.A. will be required to sign a Deposit Account Control Agreement that is in a form and substance acceptable to MLBFS in its sole discretion.

Collateral Appraisal and Inspection. The customer shall agree that MLBFS shall retain the right, but not the obligation, to inspect the Collateral and/or retain the services of a third party firm (said third party (firm(s) shall be selected by MLBFS in its sole and absolute discretion) for the purpose of conducting a field examination and/or an appraisal of the Collateral. Customer understand and unconditionally agree that any such inspection, field examination, or appraisal of the Collateral shall be for the sole benefit of MLBFS, and MLBFS shall not be obligated to provide the Customer with any information regarding said inspections, field examinations, or appraisals. Furthermore, the Customer agrees and understands that the Customer shall be solely responsible for the cost of conducting said field examination and/or appraisal of the Collateral (the “Appraisal Expense”). The Customer agrees to immediately reimburse MLBFS for the Appraisal Expense. The Customer shall agree that MLBFS (and/or its authorized representatives) shall be given full access to the Customer’s properties (both real and personal), operations, location(s) of Tangible Collateral, and books & records, provided that MLBFS has given the Customer three days prior written notice.

Please note that this letter is not a commitment by MLBFS, but rather a proposal to proceed with a formal credit review. You can expect a final answer in approximately 10-15 business days from receipt of Customer’s acceptance of this letter and the following additional information:

(A)	An Accounts Receivable Aging for the Period Ended March 31, 2006

(B)	An Accounts Payable Aging for the Period Ended March 31, 2006

(C)	An Inventory Report dated March 31, 2006

(D)	A current Personal Financial Statement for Doug Dixon

(E)	A good faith payment in the amount of $24,957.95.

Additional information and/or different terms and conditions may be required by MLBFS’ Credit Department, but will only be binding upon Customer with Customer’s approval. Of course, any final approval will be subject to customary funding conditions applicable to the proposed Term Loan, including receipt of documentation and assurances satisfactory to MLBFS and its continuing satisfaction with the financial and business condition of Customer and each Guarantor.

Please indicate Customer’s acceptance of this proposal on a copy of this letter in the space set forth below, and return said copy to me within 5 days from the date hereof, the date upon which this proposal will expire.

If you have any questions, please do not hesitate to call.

Very truly yours,

MERRILL LYNCH BUSINESS FINANCIAL SERVICES INC.
By: /s/ Martin Aguilera
Martin Aguilera Special Accounts Supervisor

ACCEPTED

ASPECT SYSTEMS, INC. By: /s/ G. Dennis Key
G. Dennis Key President

By: /s/ Doug Dixon
DOUG DIXON